Radius Explorations Ltd.
News Release 2002-12
October 22, 2002

              BACKHOE TRENCH EXPOSES SILICIFIED BRECCIAS AT CERRO T

Radius Explorations Ltd. and Pillar Resources Inc. are pleased to report assay results from a drill access road-cut recently excavated on the Cerro T Zone, located within the Marimba Property in eastern Guatemala.

Pillar is earning into a 60% interest in the Marimba Property from Radius Explorations through direct property expenditures (see release 2002-10, Sept.
24) and is advancing the project aggressively.

The road-cut, excavated along the north-face of the Cerro T hillside at the 520 metre contour level, exposes a silicified breccia for 75 metres along strike (from 0 to 75 metres), north of and below the area of previous sampling. Thirty five metres of colluvium containing abundant silicified breccia float occurs from 75m to 110m. The last 10 metres of the road-cut exposed a travertine blanket, which is interpreted to cover a significant part of the north face of the hillside.

Sampling along the road was continuous through the area of confirmed outcrop. A variety of sampling orientations were applied, including diagonal, horizontal and panel samples, taking into account observed structural patterns. Through the area where colluvium is mapped, sampling was semi-continuous with a 5m chip sample taken every 10m. At the travertine, a +2m deep pit was excavated without reaching bedrock. Two vertical 1m chip samples of the travertine were taken in the pit. Results are listed below on a sample by sample basis from east to west.


                       Cerro T - 520 Metre Contour Samples

Sample #  From/To  Width  Chip Type   Description          Gold (g/t)
85154    0 - 2.5   2.5    horizontal  silicified breccia   1.644
85155    2.5 - 5   2.5    angled      silicified structure 1.164
85156    6 - 8     2      angled      silicified structure 0.588
85157    8 - 12    4      horizontal  silicified breccia   0.383
85158    12 - 15   3      horizontal  silicified breccia   2.123
85159    15 - 16.5 1.5    angled      silicified structure 1.37
85160    16.5 - 18 1.5    angled      silicified structure 0.674
85161    18 - 21   3      horizontal  gouge                0.663
85162    21 - 23   2      horizontal  silicified breccia   2.945
85163    23 - 25   2      horizontal  silicified breccia   3.767
85164    25 - 27   2      horizontal  silicified breccia   1.712
85165    27 - 30   3      horizontal  gouge                0.546
85166    30 - 33   3      horizontal  gouge                1.575
85167    33 - 36   3      horizontal  silicified breccia   3.767
85168    36 - 39   3      horizontal  silicified breccia   2.877
85169    39 - 42   3      horizontal  silicified breccia   0.959
85170    42 - 44   2      panel       silicified breccia   1.027
85171    44 - 46   2      panel       silicified breccia   1.438
85172    46 - 48   2      panel       silicified breccia   1.096
85173    48 - 50   2      panel       silicified breccia   1.301
85174    50 - 53   3      horizontal  silicified breccia   1.712
85175    53 - 56   3      horizontal  subcrop              0.848
85176    56 - 59   3      horizontal  subcrop              0.896
85177    59 - 62   3      horizontal  subcrop              0.959
85178    62 - 65   3      horizontal  subcrop              1.37
85179    65 - 70   5      horizontal  subcrop              1.849
85180    75 - 80   5      horizontal  colluvium (?)        1.301
85181    85 - 90   5      horizontal  colluvium (?)        1.37
85182    95 - 100  5      horizontal  colluvium (?)        1.301
85183    105 - 110 5      horizontal  colluvium (?)        1.233
85184    115 - 120 5      horizontal      tufa             0.235
85152    121       1      top vertical    tufa             0.097
85153    121       1      bottom vertical tufa             0.243


Highly anomalous soil geochemistry across the entire north face of the hill at Cerro T indicates that the silicified breccias exposed in the road-cut continue east across the hillside under the travertine blanket, a distance of 1,200 metres.

The true thickness of the gold zone in the area of the road-cut is unknown at the present time but the exposure indicates a minimum thickness of 15 metres. Additional trenching across the strike of the zone at the western limit of the soil anomaly will commence shortly. Drill testing of Cerro T and other gold zones within the Marimba Property is scheduled for late November.

For further information on the Marimba Property, please visit our websites at www.pillargold.com and www.radiusgold.com .


ON BEHALF OF THE BOARD

"signed"
Simon T. Ridgway, President
PILLAR RESOURCES INC.

Symbol:  TSXV-PRI
Shares Issued:  5.0 million


ON BEHALF OF THE BOARD

"signed"
Simon T. Ridgway, President
RADIUS EXPLORATIONS LTD.

Symbol:  TSXV-RDU
Shares Issued:  17.9 million


           The TSX Venture Exchange has not reviewed and does not take responsibility for the adequacy or accuracy of this release.